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PROSPECTUS SUPPLEMENT                                                                   File No. 333-52822
---------------------                                                                       Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)




                                          Merrill Lynch & Co., Inc.
                                         Medium-Term Notes, Series B
                                 Due Nine Months or More from Date of Issue


                                             Floating Rate Notes


    Principal Amount:          $350,000,000

    Commission:                0.3500%
    Issue Price:               100.00%
    Proceeds:                  $348,775,000                         Original Issue Date:   May 22, 2001

    CUSIP Number:              59018Y JS1                           Stated Maturity Date:  May 22, 2006

      Interest Calculation:                                         Day Count Convention:
      --------------------                                          --------------------
    /x/ Regular Floating Rate Note                                  /x/ Actual/360
    / / Inverse Floating Rate Note                                  / / 30/360
          (Fixed Interest Rate):                                    / / Actual/Actual





      Interest Rate Basis:
      -------------------
    /x/ LIBOR                                                       / / Commercial Paper Rate
    / / CMT Rate                                                    / / Eleventh District Cost of Funds Rate
    / / Prime Rate                                                  / / CD Rate
    / / Federal Funds Rate                                          / / Other (see attached)
    / / Treasury Rate
      Designated CMT Page:                                        Designated LIBOR Page:
          CMT Telerate Page:                                             LIBOR Telerate Page:
          CMT Reuters Page:                                              LIBOR Reuters Page:


    Index Maturity:          Three Months                            Minimum Interest Rate:   Not Applicable

    Spread:                  +0.40%                                  Maximum Interest Rate:   Not Applicable

    Initial Interest Rate:   Determined as if the Original Issue     Spread Multiplier:       Not Applicable
                             Date were an Interest Reset Date.

    Interest Reset Dates:    Quarterly, on the 22nd of February, May, August and November commencing
                             August 22, 2001 until maturity, subject to the modified following business day convention

    Interest Payment Dates:  Quarterly, on the 22nd of February, May, August and November commencing
                             August 22, 2001 until maturity, subject to the modified following business day convention

    Repayment at the
    Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                    The Notes are being issued in fully registered book-entry form.

    Trustee:                 The Chase Manhattan Bank

    Underwriters:
         Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
         Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

         Pursuant to an agreement, dated May 17, 2001 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

         Underwriters                                                    Principal Amount of the Notes
         ------------                                                    ------------------------------

         Merrill Lynch, Pierce, Fenner & Smith                                     $ 346,500,000
                     Incorporated
         HSBC Securities (USA) Inc.                                                  $ 1,750,000
         Wachovia Securities, Inc.                                                   $ 1,750,000
                                                                                   -------------
                                                                       Total       $ 350,000,000

         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the
         Securities Act of 1933, as amended.

           Dated:         May 17, 2001

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